Exhibit 99.1

Media Contact:
Evelyn Mitchell
Regions Financial Corporation
205-264-4551
www.regionsbanknews.com
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Regions Financial Corp. Director James Malone to Retire

BIRMINGHAM, Ala. – February 12, 2015 –Regions Financial Corporation (NYSE:RF) today announced that James “Jim” Malone will retire from the Board of Directors effective April 23, 2015, having reached the Board’s mandatory retirement age of 72.

Malone has served as a director since 1994. He is currently a member of the Risk Committee and was previously a member of the Audit Committee. In addition to service on those committees, Malone previously chaired the Compensation Committee and the Risk Committee.

“I want to personally thank Jim for his 20 years of dedicated service as a member of our Board of Directors,” said Grayson Hall, chairman, president, and CEO. “His insight, leadership, and commitment to excellence have benefitted Regions customers, associates and shareholders during several periods of extraordinary change in our economy and in banking.”

Malone is the founding and Managing Partner of Qorval LLC, a financial and business restructuring, consulting and advisory firm. He is also founder and partner of Boyne Capital Partners, LLC, a private equity investment firm.

Regions’ directors are elected at the annual meeting of stockholders each year. The Board of Directors currently has 13 members. Under the Company’s Corporate Governance Principles, directors should retire from the Board on the date of the next annual meeting of stockholders after reaching age 72. The Board has determined that following the annual meeting of stockholders, the Board will consist of 12 members, to be elected for a term of one year expiring at the 2016 annual meeting.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $120 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,650 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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